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                                                             EXHIBIT 10.16

                       FORM OF SECOND AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT

          SECOND AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT dated as of the 10th day of June, 1997, (this "Agreement") between Rykoff-Sexton, Inc., a Delaware corporation (the "Company"), and ________________ (the "Executive").

                                   WITNESSETH:

          WHEREAS, the Executive is a senior executive or a key employee of the Company or one or more of its subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

          WHEREAS, the Company recognizes that, as is the case for most publicly-held companies, the possibility of a Change in Control (as defined below) exists;

          WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives and key employees, including the Executive, applicable in the event of a Change in Control;

          WHEREAS, the Company wishes to ensure that its senior executives and key employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control;

          WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties;

          WHEREAS, the Executive is a party to an Amended and Restated Change in Control Agreement with the Company, dated as of February 2, 1996 (as amended by a letter agreement, dated as of May 9, 1997, the "Prior Change in Control Agreement"); and

          WHEREAS, the Company desires to modify and make certain clarifying changes to the definition of "Change in Control" set forth in the Prior
Change in Control Agreement and certain other changes as hereinafter provided.

          NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and in further consideration of services performed and to be performed by the Executive for the Company, the Company and the Executive do



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hereby amend and restate the Prior Change in Control Agreement in its entirety as follows:

          1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

          (a)  CAUSE.  Termination for "Cause" shall mean:

               (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive `has not substantially performed his duties, or

               (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise.

     No act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without
     (x) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and
     (z) delivery to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (i) or (ii) hereof, and specifying the particulars thereof in detail.

          (b) CHANGE IN CONTROL. A "Change in Control" of the Company shall occur upon:

               (i) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the '34 Act) ("Person") (other than an Excluded Person (as hereinafter defined), the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company) becoming the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the '34 Act), directly or indirectly, of 25% or more of combined voting power of the then outstanding securities entitled to vote generally in the election of directors ("Voting Securities") of the Company, other than pursuant to a Business Combination (as


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          hereinafter defined) that complies with clauses (I), (II), (III)
          and (IV) of subsection (iii) of this Section 1(b); or

               (ii) the occurrence within any twelve-month period during the term of the Agreement of a change in the Board with the result that the Incumbent Members do not constitute a majority of the Board; or

               (iii) consummation of (A) a reorganization, merger or consolidation of the Company or any subsidiary of the Company, or
          (B) a sale or other disposition of all or substantially all of the assets of the Company (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of Voting Securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than two-thirds of the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Securities of the Company, (II) no Person (other than an Excluded Person, the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary or such entity resulting from such Business Combination), beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of Voting Securities of the entity resulting from such Business Combination, (III) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were Incumbent Members of the Board at the time of the execution of the initial agreement and of the action of the Board providing for such Business Combination, and (IV) the Chief Executive Officer of the Company immediately prior to the commencement of discussions (the "Commencement Date") with the third party that results in the Business Combination remains the Chief Executive Officer of the Company and the entity resulting from such Business Combination (unless such Chief Executive Officer ceases to constitute such by reason of death, Disability (as defined in such Chief Executive Officer's Employment Agreement with the Company, as it may be amended and restated from time to time (the


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          "Employment Agreement")), termination for Cause (as defined in the
          Employment Agreement) or voluntary termination by such Chief Executive Officer under circumstances that are not treated as an involuntary termination under the Employment Agreement) during the period commencing on the Commencement Date and throughout the twelve-month period following the consummation of the Business Combination (any Change in Control that may arise from the failure to satisfy the condition specified in this clause (IV) to be effective as of the date the Chief Executive Officer ceases to constitute such); or

               (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (I), (II), (III) and (IV) of subsection (iii) of this Section 1(b).

          "Excluded Person" shall mean (x) Merrill Lynch Capital Partners, Inc., Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P., Merrill Lynch Kecalp L.P. 1994, ML Offshore LBO Partnership No. B-XVIII, ML IBK Positions, Inc., MLCP Associates L.P. No. II, MLCP Associates L.P. No. IV, Merrill Lynch Kecalp L.P. 1991, Merrill Lynch Capital Appreciation Partnership No. XIII, L.P., ML Offshore LBO Partnership No. XIII, ML Employees LBO Partnership No. I, L.P., Merrill Lynch Kecalp L.P. 1987, and Merchant Banking L.P. No. II (each, an "ML Entity" and collectively the "ML Entities"), if the ML Entities shall have executed a written agreement with the Company (and approved by the Company's Board of Directors) on or prior to the date on which the ML Entities (together with its Affiliates) became the beneficial owner of 25% or more of the shares of Voting Securities then outstanding (the "Standstill Agreement"), which Standstill Agreement imposes one or more limitations on the amount of the ML Entities' beneficial ownership of shares of Common Stock, and if, and so long as, such Standstill Agreement (or any amendment thereto approved by the Company's Board of Directors by the vote of a majority of the Present Directors) continues to be in effect and binding on the ML Entities and the ML Entities are in compliance (as determined by the Company's Board of Directors in its discretion by the vote of a majority of the Present Directors) with the terms of such Standstill Agreement (including any such amendment); or
     (y) any other Person acquiring Voting Securities from an ML Entity if
     (i) such Voting Securities were acquired by an ML Entity pursuant to the transactions contemplated by the Letter of Intent dated December 5, 1995 ("Letter of Intent") from the Company to US Foodservice Inc. ("Excluded Shares") and (ii) if, prior to such acquisition by such other Person, a majority of the Present Directors has expressly determined in good faith that such acquisition is not a "Change in


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     Control" for purposes of this Agreement ("ML Successor"); PROVIDED,
     HOWEVER, that a Change in Control shall occur if, prior to July 17, 1997, either (A) the Chief Executive Officer of the Company immediately prior to the execution of the Letter of Intent ceases to constitute the Chief Executive Officer of the Company (or any successor to the Company) ("CEO Termination") (unless such Chief Executive Officer ceases to constitute the Chief Executive Officer of the Company by reason of death, Disability (as defined in the Employment Agreement), termination for Cause (as defined in the Employment Agreement) or voluntary termination by such Chief Executive Officer under circumstances that are not treated as an involuntary termination under the Employment Agreement), or (B) the directors of the Company in office immediately prior to the execution of the Letter of Intent, together with any successors of such directors (provided that any such successors qualify as Present Directors), cease to constitute at least a majority of the Board ("Board Change"), such Change in Control to be effective as of the date of the CEO Termination or Board Change, as the case may be.

          "Present Director" shall mean a member of the Board who (1) is not designated as a member of the Board by any ML Entity or ML Successor,
     (2) does not otherwise have any agreement, arrangement or understanding with any ML Entity or ML Successor for the purpose of serving as a member of the Board, and (3) is not an Affiliate or an Associate (as hereinafter defined) of any ML Entity or ML Successor.

          "Affiliate" and "Associate" shall have the meanings set forth in Rule 12b-2 of the '34 Act.

          The Board shall have the power to determine, for purposes of this Agreement, on the basis of information known to the Board by a vote taken in good faith by a majority of Present Directors, (1) whether any Person is an Excluded Person, (2) the percentage of the Company's Voting Securities beneficially owned by an Excluded Person, and (3) any determination to be made pursuant to clause (x) of the definition of Excluded Person. Any such determination shall be conclusive and binding for all purposes of this Agreement.

          (c) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d)  DATE OF TERMINATION.  "Date of Termination" shall mean:

               (i) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the


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          performance of the Executive's duties on a full-time basis during such 30-day period); or

               (ii) if the Executive's employment is terminated by the Company for any other reason, the date on which a Notice of Termination is delivered to the Executive; provided that if within 30 days after any Notice of Termination is delivered to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties, by one or more qualified medical doctors in the case of Disability, or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

          (e) DISABILITY. "Disability" shall mean the Executive's incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for six consecutive months and within 30 days after Notice of Termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive's duties; provided, however, that if Executive shall not agree with a determination to terminate him because of Disability, the question of Executive's ability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

          (f)  GOOD REASON.  Termination for "Good Reason" shall mean:

               (i) the assignment to the Executive by the Company of titles, offices or duties which are not at least commensurate in all material respects with the most significant position, title, office, duties, responsibilities and status with the Company held and exercised by the Executive immediately prior to a Change in Control of the Company, or other action (including removal from office) by the Company which results in a diminution in such position, title, office, duties, responsibilities or status; or

               (ii) a reduction by the Company in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's failure to increase


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          (within 12 months of the Executive's last increase in base salary)
          the Executive's base salary after a Change in Control of the Company in the amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company effected in the preceding 12 months; or

               (iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company's Profit Sharing Plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change in Control of the Company (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company; or

               (iv) any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the Company's Senior Management Incentive Plan, bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control of the Company (or any other plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as "Incentive Plans") or the taking of any action by the Company which would adversely affect the Executive's participation in any such Incentive Plan or reduce the Executive's benefits under any such Incentive Plan; or

               (v) any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company's 1980 Stock Option Plan, 1988 Stock Option and Compensation Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Executive is participating at the time of a Change in Control of the Company (or plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as "Securities Plans") or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Securities Plan; or


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               (vi) a relocation subsequent to a Change in Control of the
          Company's principal executive offices to a location more than 40 miles from the location of such principal executive offices immediately prior to the Change in Control, provided that such relocation shall have no effect under this Agreement unless prior to the Change in Control the Executive performed the Executive's duties at such principal executive offices; or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control; or

               (vii) any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company; or

               (viii) any material breach by the Company of any provision of this Agreement; or

               (ix) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

               (x) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination and for purposes of this Agreement, no such purported termination shall be effective.

          (g) INCUMBENT MEMBERS. "Incumbent Members" shall mean (i) in respect of any twelve-month period, the members of the Board on the date immediately preceding the commencement of such twelve-month period, PROVIDED THAT any person becoming a Director during such twelve-month period whose election or nomination for election was supported by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period, and (ii) in respect of Clause (III) of Section 1(b)(iii), members of the Board on the date hereof, provided that any person (other than an Affiliate, Associate, nominee, representative or employee of any person (other than the Company) that is a party to a Business Combination) becoming a Director and whose election or nomination for election was supported by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members.


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          (h)  NOTICE OF TERMINATION.  A "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any termination by the Company shall be communicated by a Notice of Termination.

          (i) '34 ACT. "'34 Act" shall mean the Securities Exchange Act of 1934, as amended.

     2. TERM. This Agreement shall commence on the date first above written and shall continue in effect until December 31, 1999; provided, however, that on December 31, 1997 and on each December 31 (the "anniversary date") thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than 90 days prior to such anniversary date, the Company shall have given the Executive written notice that the Company does not wish to extend the term of this Agreement (by way of illustration, on December 31, 1997, assuming no notice to the contrary has been given, the term will automatically be extended to December 31, 2000); and provided further that this Agreement shall continue in effect beyond the term provided herein if such continuation is provided for in a contract of employment between the Company and the Executive, or if a Change of Control shall have occurred during such term or if any obligation of the Company hereunder remains unpaid as of such time.

     3. SEVERANCE COMPENSATION UPON A CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT. If (a) a Change in Control of the Company shall have occurred while the Executive is an employee of the Company, and (b) within two (2) years from the date of such Change in Control (i) the Company shall terminate the Executive's employment other than for death, Disability, or Cause (it being understood that a purported termination for Disability or for Cause which is finally determined not to have been proper shall not be a termination for Disability or for Cause), or (ii) the Executive shall terminate his employment for Good Reason, then

          (A) the Company shall pay the Executive any earned and accrued but unpaid installment of base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including, without limitation, all accrued vacation time; such payments to be made in a lump sum on or before the fifth day following the Date of Termination;

          (B) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive an amount equal to


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     the product of (i) the sum of (a) the Executive's annual base salary in effect as of the Date of Termination and (b) the amount that otherwise would be earned under the Senior Management Incentive Plan and any other executive compensation plan in which the Executive is then participating for the year in which such Date of Termination occurs (assuming all such amounts under such plan had been earned) and (ii) the number 2.99; such payment to be made in a lump sum on or before the fifth calendar day following the Date of Termination;

          (C) for a period of not less than twenty-four (24) months following the Executive's Date of Termination, the Company will reimburse the Executive for all reasonable expenses incurred by him (but not including any arrangement by which the Executive prepays expenses for a period of greater than thirty (30) days) in seeking employment with another employer including the fees of a reputable outplacement organization;

          (D) if the payment provided under paragraph (B) above (the "Contract Payment") or any other portion of the Total Payments (as defined below) will be subject to the tax (the "Excise Tax") imposed by
     Section 4999 of the Code, the Company shall pay the Executive on or before the fifth calendar day following the Date of Termination, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Contract Payment and such other Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Contract Payment and such other Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change in Control, will become affiliated) with the Company within the meaning of Section 1504 of the Code (together with the Contract Payment, the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part)


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     represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Payments or (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and
     (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess at the time that the amount of such excess is finally determined; and

          (E) for two (2) years following the Executive's Date of Termination, the Company shall maintain in full force and effect for the continued benefit of the Executive, all employee welfare benefit plans and perquisite programs in which the Executive was entitled to participate immediately prior to the Date of Termination (provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs). In the event that the Executive's participation in any such


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     plan or program is barred, the Company shall, at its sole cost and expense, arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

     Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and the Executive's employment with the Company is terminated by the Company or the Executive terminates his employment for Good Reason prior to the date on which the Change in Control occurs, such termination of employment shall be deemed to be a termination of employment after a Change in Control for purposes of this Agreement, including, without limitation, this Section 3, if the Executive shall have reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

     4. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS. (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

          (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan or securities plan, employment agreement or other contract, plan or arrangement, except to the extent that such other contract, plan or arrangement expressly provides that amounts paid hereunder shall be offset against the amounts otherwise payable under such contract, plan or arrangement.

     5. SUCCESSOR TO THE COMPANY. (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in this Agreement shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 3 hereof.

          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     6. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

          If to the Company:

          Rykoff-Sexton, Inc.
          613 Baltimore Drive
          East Mountain Corporate Center
          Wilkes-Barre, Pennsylvania 18702-6980
          Attn: Chairman of the Board and Chief Executive Officer

          With copy to:

          Rykoff-Sexton, Inc.
          613 Baltimore Drive
          East Mountain Corporate Center
          Wilkes-Barre, Pennsylvania 18702-6980
          Attn: General Counsel

          If to the Executive:

          [Executive's Address]


or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed to be a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement shall be interpreted and applied as though entered into immediately prior to the date of the Merger.

     8. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. FEES AND EXPENSES. The Company shall pay all reasonable fees and expenses (including attorneys' fees) that the Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

     11. CONFIDENTIALITY. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

     12. COMPANY'S RIGHT TO TERMINATE. Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the Executive has a written employment agreement with the Company or as otherwise provided in the final sentence of Section 3, the Company may terminate the Executive's employment at any time, for any reason or no reason, and no provision contained herein shall affect the Company's ability to terminate the Executive's employment at any time, with or without Cause. Except as provided in the final sentence of Section 3, (a) nothing in this Agreement shall in any way require the Company to provide any of the benefits specified in this Agreement prior to a Change in Control, and (b) this Agreement shall not be construed in any way to establish any policies or other benefits for the Executive or any other employee of the Company whose employment with the Company is terminated prior to a Change in Control.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                       RYKOFF-SEXTON, INC.



                                       By:  -----------------------------------
                                            Mark Van Stekelenburg
                                            Chief Executive Officer and
                                            Chairman of the Board



                                       ----------------------------------------
                                             [Executive]